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                                                                 Exhibit 10b(22)



                             EMPLOYMENT AGREEMENT

                                    BETWEEN

                    NORTH CAROLINA NATURAL GAS CORPORATION

                                      AND

                               GEORGE M. BALDWIN




                                July 15 , 1999
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                             EMPLOYMENT AGREEMENT
                             --------------------

     EMPLOYMENT AGREEMENT ("Agreement"), dated as of the July 15, 1999, between North Carolina Natural Gas Corporation ("NCNG" or "Company"), a Delaware Corporation headquartered in Fayetteville, North Carolina and a subsidiary of Carolina Power & Light Company ("CP&L"), and George M. Baldwin ("Baldwin").

                                   Recitals
                                   --------

     1. On or around July 15, 1999 ("Closing Date"), North Carolina Natural Gas will, through a merger transaction, become a wholly owned subsidiary of Carolina Power & Light ("CP&L"). NCNG, as it existed prior to this merger, will be referred to herein as "Pre-Merger NCNG."

     2. Baldwin was employed as Vice President Marketing of Pre-Merger NCNG and entered into an Employment Agreement with Pre-Merger NCNG on July 18, 1998 ("Prior Agreement").

     3. NCNG and Baldwin wish to enter into an employment relationship whereby Baldwin will be employed as Vice President Marketing of NCNG after the Closing Date.

     4. NCNG and Baldwin wish to rescind his Prior Agreement and enter into this new Employment Agreement which will supersede all prior agreements on the subject matter.

     5. Baldwin will be employed as an "at will" employee of NCNG. The parties wish to enter into this Agreement to set forth certain terms related to that relationship.

                                  Provisions
                                  ----------

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

     1.   TERM OF EMPLOYMENT.
          ------------------

          (a). Employment.  The Company hereby agrees to employ Baldwin as an
               ----------
"at will" employee, and Baldwin hereby accepts employment with NCNG, for the Employment Term stated herein, subject to the terms and conditions hereof.

          (b). Employment Term. Unless sooner terminated in accordance with the
               ---------------
provisions of Section 6, Baldwin's term of employment with NCNG under this Agreement (the "Employment Term") shall commence on the Closing Date ("Employment Date"), and shall continue until July 15, 2002. Should Baldwin's employment with NCNG continue past July 15, 2002, then such employment shall not be subject to this Employment Agreement.

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     2.   RESPONSIBILITIES; OTHER ACTIVITIES.
          ----------------------------------

          Baldwin shall initially occupy the position of Vice President Marketing of NCNG and shall undertake the general responsibilities and duties of such position as directed by NCNG. During the Employment Term, Baldwin shall perform faithfully the duties of Baldwin's position, devote all of Baldwin's working time and energies to the business and affairs of NCNG and shall use Baldwin's best efforts, skills and abilities to promote NCNG. NCNG reserves the right to modify Baldwin's duties and responsibilities and to reassign him to another position, subject to the provisions of Section 6(c).

     3.   SALARY.
          ------

          As compensation for the services to be performed hereunder: Baldwin will be paid a salary at the annual rate of One Hundred Three Thousand Dollars ($103,000) (less applicable withholdings) beginning on the Employment Date. Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by the NCNG Board of Directors at its discretion. Annual salary shall be deemed earned proportionally as Baldwin performs services over the course of the Salary Year. Payments of annual salary shall be made, except as otherwise provided herein, in accordance with NCNG's standard payroll policies and procedures.

     4.   PRIOR AGREEMENT.
          ---------------

          The parties agree that the Prior Agreement between NCNG and Baldwin dated July 28, 1998, is no longer in effect and that this Employment Agreement supersedes Baldwin's Prior Agreement with NCNG.

     5.   BENEFITS.
          --------

          During the Employment Term, Baldwin shall be entitled to participate in all Company sponsored benefit programs as NCNG or CP&L may have in effect in accordance with their terms. Provided, however, that nothing contained in this Agreement shall require NCNG or CP&L to continue to offer such benefits or programs or to limit NCNG's or CP&L's absolute right to modify or eliminate these benefits.

          (a). Existing Pre-Merger NCNG Plans. Baldwin will continue
               ------------------------------
participating in the following existing Pre-Merger NCNG Plans until December 31, 1999, in accordance with their terms: North Carolina Natural Gas Executive Pension Restoration Plan, North Carolina Natural Gas Employees' Pension Plan, North Carolina Natural Gas 401(k) Plan and all other health and welfare plans as described in the Pre-Merger NCNG Handbook, in which Baldwin was eligible to participate. Baldwin's rights to benefits under these Plans will be based upon the terms of these Plans.

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          (b). Terminating Pre-Merger NCNG Plans. The parties acknowledge that
               ---------------------------------
the following Pre-Merger North Carolina Natural Gas plans will terminate, in accordance with their terms, on or around the Closing Date: the NCNG Long Term Incentive Plan; the NCNG Annual Incentive Plan; the NCNG Employee Stock Purchase Plan; and the NCNG Key Employee Stock Option Plan. Baldwin's rights to benefits in those plans will be based upon the terms of those plans.

          (c). CP&L Plans and Post-Merger NCNG Plans.  Baldwin will be
               -------------------------------------
eligible to participate in the following benefit plans subject to their terms:

               (i).    Management Incentive Compensation Program. Baldwin will
                       ------------------------------------------
be eligible to participate in the CP&L Management Incentive Compensation Program
(MICP) beginning in 2000, for which payment will be made on or before March 31, 2001, in accordance with the terms of the plan. Pursuant to the terms of the MICP, Baldwin's target compensation under such program will be approximately 20% of base salary earnings. Baldwin will be entitled to a 1999 Bonus for the remainder of 1999 to be calculated under the terms of the CP&L MICP and prorated accordingly.

               (ii).   Management Deferred Compensation Plan.  Baldwin will be
                       -------------------------------------
eligible to participate in CP&L's Management Deferred Compensation Plan in accordance with the terms of the plan. Baldwin's participation in this plan shall begin January 1, 2000.

               (iii).  Supplemental Retirement Plan.  Baldwin will be eligible
                       ----------------------------
for participation in CP&L's Supplemental Retirement Plan (SRP), subject to its terms. Baldwin's participation in this plan shall begin January 1, 2000.

               (iv).   Stock Purchase Savings Plan. Baldwin shall be eligible
                       ---------------------------
to participate in CP&L's Stock Purchase Savings Plan, subject to its terms. Baldwin's participation in this plan shall begin January 1, 2000.

               (v).    Choice Benefit Program.  Baldwin shall be eligible to
                       ----------------------
participate in CP&L's Choice Benefit Program, subject its terms. Baldwin's participation in this program shall begin January 1, 2000.

               (vi).   Vacation.  Baldwin shall be entitled to four (4) weeks
                       --------
of paid vacation days beginning January 1, 2000 as provided in the NCNG
Handbook.

               (vii).  Holiday.  Baldwin will be eligible for ten (10) paid
                       -------
holidays each calendar year as provided in the NCNG Handbook.

               (viii). Capital City Club.  NCNG will pay an initiation fee and
                       -----------------
monthly dues for membership at the Capital City Club for Baldwin. Baldwin shall be immediately eligible for this benefit.

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     6.   TERMINATION OF EMPLOYMENT.
          -------------------------

          (a). The employment relationship between Baldwin and NCNG is "at will" and may be terminated by either NCNG or Baldwin with or without advance notice and may be terminated with or without cause as defined below.

          (b). Termination Without Cause or Change in Control. Within three
               ----------------------------------------------
years of the Employment Date (on or before July 15, 2002), if Baldwin's employment is terminated Without Cause or as a result of a Change in Control of NCNG, then Baldwin will be provided with severance benefits as described below, subject to paragraph 6(h).

               (i).  Severance Benefits.  In accordance with a termination
                     ------------------
under this paragraph 6(b), and subject to paragraph 6(h), Baldwin shall be entitled to the benefits described below. All payments shall be subject to required payroll withholdings, including any withholdings for excise taxes for parachute payments.

                      (aa).   Salary.  Baldwin shall be entitled to
                              ------
continuation of his then current base annual salary for two (2) years and eleven
(11) months following such termination, paid on a semi-monthly basis. Provided, however, that if Baldwin is re-employed before the expiration of the two (2) years and eleven (11) months period following termination, remaining severance shall be reduced to the difference, if any, between the salary continued hereunder and the salary in the new position.

                      (bb).   Welfare Benefit Plans and 401(k) Plan.  NCNG shall
                              -------------------------------------
pay Baldwin a monthly sum to compensate Baldwin for the employer-paid portion of medical, life, AD&D and disability coverage and for the loss of the company match under the 401(k) plan. Provided, however, that these payments shall cease sixty (60) days following Baldwin's re-employment before the end of the two (2) year and eleven (11) month period following termination. Upon re-employment, NCNG shall have no further obligation to Baldwin under this paragraph 6(b)(i)(bb).

                      (cc).   Retirement Plan.  In order to compensate Baldwin
                              ---------------
for loss of pension benefits, NCNG shall calculate a "make up" pension benefit. This "make up" pension benefit shall equal the value which would have been added to Baldwin's pension benefit, under the retirement plan in which he is participating at the time of termination, had his employment been continued for two (2) years and eleven (11) months beyond the termination date or to the date sixty (60) days following Baldwin's re-employment, whichever is earlier. The "make up" pension benefit shall be calculated within a reasonable period of time following such date. The net present value of the "make up" pension benefit (less applicable withholdings) shall be payable, in semi-monthly payments, over a five (5) year period beginning on the first of the month following such calculation.

                              (i).  Calculation.  If Baldwin's employment is
                                    -----------
terminated under this paragraph on or before December 31, 1999, then the "make up" pension

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benefits will be calculated based upon the final average pay as it would have been determined under the NCNG Employees' Pension Plan as of the date of termination. If Baldwin's employment is terminated on or after January 1, 2000, then this "make up" pension benefit shall be calculated based upon the base salary as determined under the CP&L Supplemental Retirement Plan as of the date of termination.

                    (dd).  Re-employment.  Baldwin acknowledges that benefits
                           -------------
under paragraph 6(b) are affected by his re-employment before the expiration of two (2) years and eleven (11) months from the date of termination. Baldwin agrees that he shall provide written notice to NCNG of any such re-employment within fourteen (14) days of the date re-employment commences. Such notice shall include the terms of employment, including start date, salary, benefit availability, and other information as may be requested by the NCNG Board of Directors. Such notice shall be delivered to: Vice President, Human Resources, Carolina Power & Light Company, P. O. Box 1551, Raleigh, North Carolina, 27602. For purposes of this Agreement, re-employment shall include, but not be limited to, work as an employee, agent, consultant, independent contractor, or in any other capacity, for an employer, firm, or other entity, or for one's own business.

                    (ee).  Change in Control.  For the purposes of paragraph 6
                           -----------------
of this Agreement, a Change in Control shall be deemed to occur if there is a change in the form of ownership of NCNG (e.g., NCNG is acquired, enters into a business combination with another company or otherwise changes form of ownership). Movement of CP&L to a holding company structure or other reorganization among any affiliated companies shall not be considered a Change in Control.

          (c). Constructive Termination. If within three (3) years of the
               ------------------------
Employment Date (on or before July 15, 2002), Baldwin is reassigned to another position with significantly and materially reduced responsibilities, or his annual salary is reduced by 15% or more, then, at Baldwin's option, Baldwin may deem such action to be a Constructive Termination. Should Baldwin wish to deem such action a Constructive Termination, then Baldwin must notify, in writing, the Chief Executive Officer of NCNG within 30 days of the date Baldwin received notification of the change in his duties or salary. Should Baldwin declare such action to be a Constructive Termination, then he shall be entitled to the benefits described in paragraph 6(b), subject to paragraph 6(h).

          (d). Voluntary Termination. If Baldwin terminates his employment
               ---------------------
voluntarily for any reason at any time, then he shall be eligible to retain all benefits under existing benefit programs which have vested pursuant to the terms of those programs, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

          (e). Termination for Cause. The Company may elect at any time to
               ---------------------
terminate Baldwin's employment immediately hereunder (except as specifically provided otherwise in this Agreement) and remove Baldwin from employment for Cause. For purposes of this paragraph 6, cause for the termination of employment shall be defined as: i) the willful and

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continued failure by him substantially to perform his duties with the Company
(other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by him in misconduct which is materially injurious to the Company, monetarily or otherwise. Upon the termination of Baldwin's employment for Cause, NCNG shall have no further obligation to Baldwin under this Agreement except as specifically provided in this Agreement. Upon such termination, Baldwin shall be entitled to all earned but unpaid salary accrued to the date of termination. Any continued rights and benefits Baldwin, or Baldwin's legal representatives, may have under employee benefit plans and programs of NCNG upon Baldwin's termination for cause, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

          (f). Termination Due to Death. In the event of the death of Baldwin at
               ------------------------
any time during the Employment Term, Baldwin's employment hereunder shall terminate and NCNG shall have no further obligation to Baldwin under this Agreement except as specifically provided in this Agreement. Baldwin's estate shall be entitled to receive all earned but unpaid salary accrued to the date of termination. Any rights and benefits Baldwin, or Baldwin's estate or other legal representatives, may have under employee benefit plans and programs of NCNG upon Baldwin's death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

          (g). Termination Due to Medical Condition.
               ------------------------------------

               (i). At any time NCNG may terminate Baldwin's employment hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Baldwin is totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Baldwin is substantially unable to perform Baldwin's duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term.

               (ii). Upon the termination of Baldwin's employment due to medical condition, NCNG shall have no further obligation to Baldwin under this Agreement except as specifically provided in this Agreement. Upon such termination, Baldwin shall be entitled to all earned but unpaid salary accrued to the date of termination. Any continued rights and benefits Baldwin, or Baldwin's legal representatives, may have under employee benefit plans and programs of NCNG upon Baldwin's termination due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

          (h). Release of Claims. In order to receive continuation of salary and
               -----------------
benefits under this paragraph 6, Baldwin agrees to execute a written release of all claims against NCNG, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to NCNG.

     7.   ASSIGNABILITY.
          -------------

          No rights or obligations of Baldwin under this Agreement may be assigned or transferred by Baldwin, except that (i) Baldwin's rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein, and (ii) Baldwin's rights under employee benefit plans or programs described in Section 5 may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. NCNG may assign or transfer its rights and obligations under this Agreement.

     8.   CONFIDENTIALITY. Baldwin will not disclose the terms of this
          ---------------
Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use Baldwin's best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify NCNG promptly upon receipt of such order or subpoena.

     9.   MISCELLANEOUS.
          -------------

          (a). Governing Law.  This Agreement shall be governed by, and
               -------------
construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

          (b). Entire Agreement. This Agreement contains all of the
               ----------------
understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, including specifically the Prior Agreement entered into on July 28, 1998, whether oral or in writing, previously entered into by them with respect thereto.

          (c). Amendment or Modification; Waiver. No provision in this Agreement
               ---------------------------------
may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Baldwin and by an officer of NCNG thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

          (d). Notice. Any notice (with the exception of notice of termination
               ------
by NCNG, which may be given by any means and need not be in writing) or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

          If to Baldwin:

               George M. Baldwin
               Carolina Power & Light Company
               411 Fayetteville Street Mall
               Raleigh, North Carolina  27602

          If to NCNG:

               Carolina Power & Light Company
               411 Fayetteville Street Mall
               Raleigh, North Carolina  27602
               Attention:  Vice President-Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

          (e). Severability. In the event that any provision or portion of this
               ------------
Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (f). References.  In the event of Baldwin's death or a judicial
               ----------
determination of Baldwin's incompetence, reference in this Agreement to Baldwin shall be deemed, where appropriate, to refer to Baldwin's legal representative, or, where appropriate, to Baldwin's beneficiary or beneficiaries.

          (g). Headings.  Headings contained herein are for convenient
               --------
reference only and shall not in any way affect the meaning or interpretation of this Agreement.

          (h). Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (i). Rules of Construction.  The following rules shall apply to the
               ---------------------
construction and interpretation of this Agreement:

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               (i).   Singular words shall connote the plural number as well as
the singular and vice versa, and the masculine shall include the feminine and the neuter.

               (ii). All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

               (iii). Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

               (iv). As used in this Agreement, "including" is illustrative, and means "including but not limited to."

          (j). Remedies.  Remedies specified in this Agreement are in addition
               --------
to any others available at law or in equity.

          (k). Withholding Taxes.  All payments under this Agreement shall be
               -----------------
subject to applicable income, excise and employment tax withholding requirements.

     IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.

By:    /s/ George M. Baldwin                           Date: August 5, 1999
       --------------------------------------
       George M. Baldwin


By:    /s/ Calvin B. Wells                             Date: August 5, 1999
       --------------------------------------
       North Carolina Natural Gas Corporation

Title: President

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